Execution Version
REAL ESTATE PURCHASE AGREEMENT
THIS REAL ESTATE PURCHASE AGREEMENT (this “Agreement”) is made effective as of October 14, 2021, by and among WLPC EAST, LLC a Minnesota limited liability company (“Seller”), and AIR T, INC., a Delaware corporation (“Buyer”).
In consideration of this Agreement, Seller and Buyer agree as follows:
1.Sale of Property. Subject to the terms, conditions, representations and warranties set forth in this Agreement, Seller agrees to sell and assign to Buyer and Buyer agrees to purchase and accept from Seller, the following (collectively, the “Property”):
1.1.Real Property. The property located at 5000 36th Street West, St. Louis Park, Minnesota, legally described on the attached Exhibit A (the “Land”) together with (i) all buildings and improvements constructed or located on the Land (“Improvements”) and (ii) all easements and rights benefiting or appurtenant to the Land, including Seller’s rights in any vacated or existing public rights of way abutting the property (“Appurtenances”) (the Land, Improvements and Appurtenances are collectively the “Real Property”), subject only to Permitted Encumbrances (defined below).
1.2.Leases and Deposits. Seller’s interests as lessor in all of the leases affecting the Real Property (the “Leases”), including but not limited to those leases described on the rent roll attached to this Agreement as Exhibit B (the “Rent Roll”), together with all security and/or tenant deposits (the “Deposits”).
1.3.Personal Property. Seller’s interest in the miscellaneous maintenance materials and supplies currently located on the Real Property, including without limitation ceiling tiles, grid systems, floor tiles, wall coverings, light bulbs and paint, and which Buyer has agreed to acquire (the “Personal Property”).
1.4.Contracts. Seller’s interests in the service and maintenance contracts, equipment leases and other contracts regarding the Real Property to the extent assignable, if any, and which Buyer has agreed to assume (“Contracts”).
1.5.Permits. Seller’s interests in the permits and assignable licenses relating to the Real Property and the activities conducted thereon, if any (“Permits”).
1.6.Warranties. Seller’s interests in all warranties and guaranties given to, assigned to or benefiting Seller or the Real Property regarding the acquisition, construction, design, use, operation, management or maintenance of the Real Property to the extent assignable, if any (“Warranties”).
1.7.Plans. All originals and copies of the as-built blueprints, plans, specifications, soil tests, and structural tests regarding the Real Property, in possession of Seller, if any (“Plans”).
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1.8.Records. Any records in Seller’s possession regarding the Real Property, which may include the records and materials regarding management and leasing, utilities, real estate taxes and assessments, certificate of occupancy, insurance, tenants, marketing, advertising and promotions, maintenance, repairs, capital improvements and services, but excluding such records as are viewed by Seller as being confidential, provided that such confidential records are not necessary, in Buyer’s reasonable judgment, to the continued operation, management and leasing of the Real Property, if any (“Records”).
2.Purchase Price and Manner of Payment. The total purchase price (the “Purchase Price”) to be paid for the Property shall be Thirteen Million Two Hundred Thousand and No/100 Dollars ($13,200,000.00). The Purchase Price shall be payable as provided in this Section 2.
2.1.Within five (5) business days after the Effective Date (as defined below), Buyer shall deposit Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00) as earnest money (the “Earnest Money”), shall be held by First American Title Insurance Company, 121 South 8th Street, Suite 1250, Minneapolis, Minnesota, 55402 (“Escrow Agent” or “Title Company”) in accordance with the escrow receipt among Seller, Buyer and Escrow Agent attached hereto as Exhibit C and made a part hereof (the “Escrow Receipt”) and in accordance with the terms of this Agreement.
2.2.The balance (i.e., the Purchase Price less the Earnest Money) by wire transfer of funds to the Escrow Agent on the Closing Date, subject to prorations and adjustments as provided in this Agreement.
2.3.All costs of Escrow Agent, if any, with respect to the Earnest Money escrow shall be borne by Seller and Buyer equally. Escrow Agent shall deposit the Earnest Money in an interest bearing account if Buyer so directs and if Buyer provides Escrow Agent with a completed IRS W-9 form with all interest earned to be payable to Buyer upon the Closing (as defined below) or as otherwise set forth in this Agreement.
2.4.If this Agreement is terminated prior to the expiration of the Inspection Period, the parties agree that the Earnest Money shall be returned to Buyer. After the expiration of the Inspection Period, all of the Earnest Money shall belong to Seller and be immediately released to Seller (unless otherwise expressly set forth in this Agreement) upon the Closing or earlier termination of this Agreement.
2.5.For purposes of allocating the Purchase Price, the parties agree to the following allocation for tax purposes and agree that any reporting shall be consistent with the following:

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Land	Improvements
$3,800,000.00	$9,400,000.00

3.Effective Date. If this Agreement is not executed and delivered, by each party to it, to all parties or the Earnest Money is not deposited with the Escrow Agent on or before October 20, 2021, at 5:00 p.m., Central Time, this Agreement shall, after that time, be null and void and of no further force and effect. Execution and delivery shall be defined as the receipt of the fully executed Agreement by the parties by means of the U.S. Mails, delivery by a nationally recognized overnight delivery service, hand delivery, PDF attachment to an email, or facsimile transmission. The date of this Agreement, for purposes of performance, shall be the date when the last one of Seller or Buyer has signed this Agreement, as stated on the signature page (the “Effective Date”).
4.Buyer’s Inspection Period. Buyer shall have an inspection period (the “Inspection Period”) commencing on the Effective Date and ending at 11:59 p.m. Central Time thirty (30) days thereafter, to satisfy itself with respect to all matters affecting the Property. If the 30th day is not a business day, the Inspection Period shall end at 11:59 p.m. on the next business day. On or before the Effective Date, Seller shall provide Buyer with access to the Due Diligence Documents (defined below), receipt of which Buyer acknowledges by execution of this Agreement.
4.1.Property Access/Testing. During the Inspection Period, Seller shall allow Buyer, and Buyer’s agents, reasonable access to the Real Property without charge and at all reasonable times for the purpose of Buyer’s investigation and testing the same (“Tests”), but subject to the rights of tenants under Leases; provided, however, Buyer will not conduct any invasive testing without first notifying Seller. At Seller’s option, a representative of Seller may accompany Buyer and Buyer’s agents during on-site investigations, and tests. Buyer shall promptly provide Seller with copies of any reports, letters or other written information generated by any third party consultants retained by Buyer. Seller shall make available to Buyer and Buyer’s agents without charge all plans and specifications, inventories, permits and correspondence in Seller’s possession relating to hazardous substances and all other matters affecting the Property in accordance with Section 4.3 below; and the right to interview employees of Seller who may have knowledge of such matters. Buyer shall pay all costs and expenses of such Tests and shall indemnify and hold Seller and the Real Property harmless from all costs, liens, claims, and expenses (including reasonable attorneys’ fees) and liabilities relating to Buyer’s activities under this Section. Notwithstanding any provision to the contrary in this Agreement, the indemnity and other obligations of Buyer under this Section 4 shall survive any termination of this Agreement or the delivery of the Deed (as defined below) and the transfer of title pursuant to this Agreement. Buyer shall immediately repair and restore any damage to the Property caused by or occurring during Buyer’s Tests and return the Property to

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substantially the same condition as existed prior to such entry. In exercising its rights under this Section 4, prior to entry upon the Property for the purpose of commencing any such Tests, Buyer shall procure and provide Seller with a certificate of insurance for general public liability insurance containing limits reasonably acceptable to Seller, but in no event in excess of One Million Dollars ($1,000,000) per occurrence, naming Seller as an additional insured, and covering Buyer’s activities conducted on the Property.
4.2.Tenant Interviews. Buyer shall have the right, during the Executory Period (as defined below) to conduct tenant interviews provided that (i) all interviews are coordinated with Seller; (ii) Seller shall have the opportunity to be present at any interview; (iii) Buyer is not disruptive of operations at the Property; and (iv) Buyer does not directly or indirectly disclose the terms and conditions of any lease which would adversely affect Seller’s ability to negotiate other leases or impair Seller’s relationship with the tenants. Seller agrees to make itself readily available during business hours for the purposes of the requirements set forth in (i) and (ii) above.
4.3.Inspection Period Review Components. During the Inspection Period, Buyer shall have satisfied itself as to the acceptability of the following:
A.To the extent in Seller’s possession, and to the extent not already delivered to Buyer, Seller shall provide Buyer, within five (5) days of the Effective Date, copies of the documents listed on attached Exhibit D (collectively, the “Due Diligence Documents”).
Buyer shall have determined, on or before the expiration of the Inspection Period, that it is satisfied with its review and analysis of the Leases, Contracts, Permits, Warranties, Plans, Records, and Due Diligence Documents in its sole and absolute discretion. To the extent in Seller’s possession, and to the extent not already delivered to Buyer, Seller shall, upon reasonable prior notice, make available to Buyer at Seller’s office or at any office located in the Improvements, as applicable, such other documentation as requested by Buyer for review and scanning or copying at Buyer’s expense. Buyer agrees that prior to Closing, the Leases, Contracts, Permits, Warranties, Plans, Records and Due Diligence Documents and other information provided by Seller shall be strictly confidential, except to the extent such information is public or otherwise available to third parties. Further, Buyer shall have the right to disclose all or any of such information to Buyer’s employees, directors, partners, legal counsel, tax advisors, lender (or proposed lender), equity investors (or proposed equity investors) and any professional counselors or consultants used to assist Buyer in this transaction, provided such disclosures are made confidentially and the parties receiving any records, documents and other information agree to treat such information as such, including the

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return or destruction of all copies of such materials if this Agreement is terminated.
B.Contracts; Consents. With respect to the Contracts: (i) if approved by Buyer during the Inspection Period, such Contracts shall be assigned to Buyer at Closing; (ii) if disapproved by Buyer, then at or prior to Closing Seller shall so terminate such Contracts and provide evidence of the same to Buyer on or before Closing. To the extent required, Seller shall obtain the consent to the assignment and assumption from each Contract vendor.
4.4.Termination. Buyer shall have the unconditional and absolute right to terminate this Agreement for any or no reason during the Inspection Period. At any time prior to the expiration of the Inspection Period, Buyer shall, if it desires to terminate this Agreement, provide written notice to Seller electing to terminate the Agreement (“Termination Notice”). If Buyer fails to deliver the Termination Notice to Seller prior to expiration of the Inspection Period, then Buyer shall be deemed to have elected to continue this Agreement. Upon any termination of this Agreement pursuant to this subsection, Buyer shall be entitled to the immediate return of the Earnest Money plus any accrued interest thereon, whereupon neither party shall have any further obligation or liability hereunder, except for such obligations or liabilities that expressly survive termination of this Agreement.
5.Buyer Contingencies. The obligations of Buyer under this Agreement are contingent upon each of the following (the “Contingencies”):
5.1.Seller Performance. Seller shall have materially performed each of its obligations under this Agreement.
5.2.Representations and Warranties. The representations and warranties of Seller contained in this Agreement must be materially true now and on the Closing Date as if made on the Closing Date.
5.3.Title. At Closing, the Title Company shall have issued to Buyer an ALTA Owner’s Title Insurance Policy in the full amount of the Purchase Price, showing good and marketable fee simple title to the Real Property, subject only to Permitted Encumbrances, vested in Buyer and in such condition as required pursuant to Section 9.
5.4.Subordination Agreements and Estoppel Letters. Seller shall obtain and provide to Buyer, at least ten (10) days prior to the Closing Date, a subordinate and non-disturbance agreement in the form attached hereto as Exhibit 7.1.13 (“SNDA”), and an Estoppel in the form attached hereto as Exhibit 7.1.14 (“Estoppel”). Notwithstanding the foregoing, if a Lease requires a tenant to provide an estoppel or SNDA in a form that is different than the forms attached hereto, and the tenant under such Lease delivers an estoppel or SNDA which conforms to the

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requirements of its Lease in all material respects, Buyer agrees to accept such estoppel or SNDA.
5.5.Substitute Estoppel Letters. If Seller is unable to obtain an Estoppel from any tenant of the Real Property after good faith efforts, Seller shall deliver to Buyer, prior to Closing, as a substitute therefore, an Estoppel modified for Seller’s execution (the “Substitute Estoppel Letter”). In the event that, following the Closing Date, Seller obtains and delivers to Buyer an estoppel letter from each such tenant without exceptions and thus complying with the requirements of this Section 5 for which Seller delivered a Substitute Estoppel Letter, then upon delivering such tenant estoppel letter to Buyer, Seller shall be automatically released from any liability or obligation under the Substitute Estoppel Letter previously delivered by Seller with respect to such lease.
If any of the foregoing Contingencies have not been satisfied on or before the expiration of the Closing Date, then this Agreement may be terminated by written notice from Buyer to Seller at any time on or before the expiration of the Closing Date. If Buyer does not so terminate this Agreement, then all Contingencies shall be deemed to have been satisfied or waived by Buyer. Upon such termination, the Earnest Money and all interest accrued thereon, shall be returned to Buyer and neither party will have any further rights or obligations regarding this Agreement or the Property, other than the obligations that expressly survive such termination. All the Contingencies set forth in this Agreement are specifically stated and agreed to be for the sole and exclusive benefit of the Buyer and the Buyer shall have the right to unilaterally waive any contingency by written notice to Seller.
6.Seller’s Contingencies. The obligations of Seller under this Agreement are contingent upon each of the following being satisfied on or before the Closing Date:
6.1.Buyer Performance. Buyer shall have fully performed each of its obligations under this Agreement.
6.2.Representations and Warranties. The representations and warranties of Buyer contained in this Agreement must be materially true now and on the Closing Date as if made on the Closing Date.
If any of the foregoing conditions have not been satisfied by the stated date (or the Closing Date if there is no stated date), then this Agreement may be terminated by written notice from Seller to Buyer.
7.Closing. The closing of the purchase and sale contemplated by this Agreement (the “Closing”) shall occur on or before ten (10) days after the last day of the Inspection Period (the “Closing Date”). If closing has not occurred before the 10th day after the last day of the Inspection Period and the 10th day is not a business day, then the Closing Date shall be on the next business day. The Closing shall take place by escrow, or at such

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location as the parties may mutually agree. Seller agrees to deliver legal and actual possession of the Property to Buyer on the Closing Date.
7.1.Seller’s Closing Deliveries. On the Closing Date, Seller shall execute and deliver to Buyer the following (collectively, “Seller’s Closing Documents”), all in form and content reasonably satisfactory to Buyer:
7.1.1.Deed. Limited Warranty Deed (the “Deed”) for the Property conveying the Real Property to Buyer, free and clear of all encumbrances, except the Permitted Encumbrances hereafter defined in the form attached as Exhibit 7.1.1.
7.1.2.Assignment and Assumption of Leases and Deposits. Assignment and Assumption of Leases and Deposits for the Property conveying the Leases, the Deposits, prepaid rents or collections and tenant guarantees regarding the Leases to Buyer, free and clear of all encumbrances in the form attached as Exhibit 7.1.2 (the “Assignment and Assumption of Leases and Deposits”).
7.1.3.Revised Rent Roll. A revised certified Rent Roll, in the form of Exhibit B, complete and accurate as of the Closing Date.
7.1.4.Assignment and Assumption of Contracts, Permits, Warranties, Plans and Records. Assignments of Contracts, Permits, Warranties, Plans and Records for the Property conveying Seller’s interest to Buyer in the form attached as Exhibit 7.1.4 (the “Assignments of Contracts, Permits, Warranties, Plans and Records”).
7.1.5.Bring-Down Certificate. Certificate stating that all of the representations and warranties of Seller contained in this Agreement are true and correct on the Closing Date as made on the Closing Date in the form attached as Exhibit 7.1.5.
7.1.6.Original Documents. Original copies of the Leases, Contracts, Permits, Warranties, Plans and Records, plus all plans and specifications for the Property in Seller’s possession, if any.
7.1.7.FIRPTA Affidavit. Non-foreign affidavit, properly executed, containing such information as is required by IRC Section 1445(b)(2) and its regulations in the form attached as Exhibit 7.1.7.
7.1.8.IRS Form. A Designation Agreement designating the “reporting person” for purposes of completing Internal Revenue Form 1099 and, if applicable, Internal Revenue Form 8594.

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7.1.9.Seller’s Affidavit. Standard form Affidavit by Seller in such form as may be required by Escrow Agent to issue an ALTA Owner’s Policy of Title Insurance with the standard exceptions waived.
7.1.10.eCRV. Seller’s information to allow Escrow Agent to complete, the eCRV.
7.1.11.Settlement Statement. Settlement Statement reflecting the financial provisions of the Closing, consistent with the provisions of this Agreement (the “Settlement Statement”).
7.1.12.Authority. Resolutions authorizing the sale and transfer of the Property and designating the officer(s) authorized to sign on behalf of the Seller.
7.1.13.SNDAs. The SNDAs in the form attached as Exhibit 7.1.13 as required by Section 5.5.
7.1.14.Estoppels. The Estoppels in the form attached as Exhibit 7.1.14 as required by Sections 5.5 or 5.6.
7.1.15.Bill of Sale. Bill of Sale transferring title to the Personal property to Buyer free and clear of all liens, encumbrances and restrictions in the form attached as Exhibit 7.1.15.
7.1.16.Other Documents. All other documents reasonably determined by Buyer or the Title Company to be necessary to transfer the Property to Buyer free and clear of all encumbrances.
7.2.Buyer’s Closing Deliveries. On the Closing Date, Buyer will deliver to Seller the following (collectively, “Buyer’s Closing Documents”), all in form and content reasonably satisfactory to Seller:
7.2.1.Assignment and Assumption of Leases and Deposits. The Assignment and Assumption of Leases and Deposits.
7.2.2.Assignment and Assumption of Contracts, Permits, Warranties, Plans and Records. The Assignments of Contracts, Permits, Warranties, Plans and Records.
7.2.3.Bring-Down Certificate. Certificate stating that all of the representations and warranties of Buyer contained in this Agreement are true and correct on the Closing Date as made on the Closing Date in the form attached as Exhibit 7.2.3.
7.2.4.Notices to Tenants. Notices to the tenants under the Leases, in form reasonably satisfactory to Seller, advising them of the sale of the Property

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and directing them to make future lease payments to Buyer at the place designated by Buyer.
7.2.5.Balance of Purchase Price. The Purchase Price (minus the Earnest Money) by wire transfer of funds, which shall be received by the Escrow Agent for disbursement on or before 1PM central on the Closing Date.
7.2.6.Settlement Statement. The Settlement Statement.
7.2.7.eCRV. Buyer’s information to allow Escrow Agent to complete, the eCRV.
7.2.8.Other Documents. All other documents reasonably determined by Seller or the Title Company to be necessary to transfer the Property to Buyer free and clear of all encumbrances.
8.Prorations. Seller and Buyer agree to the following prorations and allocation of costs regarding this Agreement:
8.1.Title Insurance and Closing Fee. Seller will pay all costs of the Title Commitment (as defined below), all costs of the Survey (as defined below), all amounts due to the Broker (as defined below), and all fees for recording all documents necessary to place record title in Seller’s name and in the condition represented by Seller in this Agreement. Buyer shall pay the cost of the title policy to be issued by Escrow Agent to Buyer and of all endorsements thereto together with all premiums required for the issuance of any mortgagee’s title policy, and all costs of the Tests. Seller and Buyer will each pay one-half of any closing fee or charge imposed by the Title Company, including any fee charged by Escrow Agent in connection with the Escrow Receipt.
8.2.Deed Tax; Mortgage Registry Tax. Seller shall pay all State Deed Tax payable in connection with the Deed to be delivered by Seller under this Agreement. Buyer shall pay all Mortgage Registry Tax payable in connection with Buyer’s financing, if any.
8.3.Real Estate Taxes and Special Assessments. All real estate taxes and special assessments certified and payable in the years prior to the year in which the Closing occurs shall be paid by Seller, including but not limited to green acre taxes. Real estate taxes and special assessments certified and payable in the year in which Closing occurs shall be pro-rated based upon a calendar year based upon the Closing Date. Buyer shall assume the special assessments levied or pending against the Property as of Closing other than certified amounts due and payable for the year in which the Closing occurs.
8.4.Proration Method. Unless otherwise stated herein, Buyer’s and Seller’s respective proration obligations shall be determined as follows: (i) Seller pays that part of

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those expenses expressly intended to be prorated pursuant to the terms of this Section 8 that have accrued through and including the Closing Date, (ii) Buyer pays that part of expenses expressly intended to be prorated pursuant to the terms of this Section 8 that accrue after the Closing Date, (iii) Seller is entitled to that part of Rents (as defined below) and other income expressly intended to be prorated pursuant to the terms of this Section 8 that has accrued through and including the Closing Date, and (iv) Buyer is entitled to that part of Rents and other income expressly intended to be prorated pursuant to the terms of this Section 8 that accrues after the Closing Date.
8.5.Proration of Rents. A current accounting of rents and other charges due from tenants under the Leases (the “Rents”), and operating expenses, shall be prepared by Seller. Three (3) business days prior to the Closing Date, Seller shall deliver to Buyer a current accounting of Rents and operating expenses, current through said date. At Closing, Seller shall deliver to Buyer an updated accounting of Rents and operating expenses, current through the Closing Date. Except for any of the Deposits, Seller and Buyer shall prorate all Rents (including prepaid rents, if any) and other charges under the Leases as of the Closing Date, including but not limited to any utility charges charged by Seller to its tenants. Seller shall utilize commercially reasonable efforts to cause all tenants to be current in Rent payments as of the Closing and the proration of Rents shall be based on the assumption that the tenants are current in their Rent payments. If on the Closing Date a tenant under any of the Leases is delinquent in any payments required to be made by it, then, to the extent Buyer subsequently receives from such tenant amounts in excess of the payments due Buyer in accordance with the terms of this Agreement, including but not limited to any delinquencies or late charges or collection costs due Buyer, then Buyer shall promptly remit such amounts to Seller. Following Closing subject to applicable prorations referred to above, if Seller receives any rent payments from any tenant that relate to periods after the Closing, Seller shall promptly remit such payments to Buyer. Seller shall have no right to pursue any claims for amounts owed it by any tenant and Buyer shall not be required to institute any suit or collection procedures with respect to such delinquent amounts.
8.6.Deposits. On the Closing Date, without additional charge, the Settlement Statement shall include a credit from Seller to Buyer for all security deposits paid by all tenants under the Leases.
8.7.Utilities. Prior to the Closing, Seller shall notify all utilities serving the Property of the pending change in ownership and direct that all future billings be made to Buyer at its notice address with no interruption of service. Seller shall request all meters for utilities to be read during the daylight hours on the Closing Date, and Seller shall pay all charges for all utilities through that time. To the extent the meters are not so read, then Seller and Buyer shall prorate as of the Closing Date any charges for utilities based upon the prior month’s utility bill, which proration

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shall, subject to the terms of this Section 8, be final without further adjustment when the actual utility bill becomes known post-Closing.
8.8.Cash and Accounts. Notwithstanding anything contained herein to the contrary, the Property shall exclude (and the Property being transferred hereby shall not include) cash, cash accounts and deposits of Seller, whether held by Contract vendors, utility companies, local governmental units, mortgage lenders or segregated accounts of Seller, except for the Deposits.
8.9.Unknown Amounts. Any expense amount that cannot be ascertained with certainty (i.e., under the accounting required above) as of the Closing Date shall be prorated on the basis of the parties’ reasonable estimate of such amount, and shall be subject to final proration on or before December 31, 2021. Once all income and expense amounts have been ascertained, Buyer and Seller shall prepare, sign and deliver a final proration statement, and Buyer shall pay Seller, or Seller shall pay Buyer, as applicable, the amount of any adjustment required under the final proration statement.
8.10.Other Costs. If and to the extent not otherwise accounted for above in this Section, Seller and Buyer shall prorate all other income and operating costs of the Property as of the Closing Date.
8.11.Final Reconciliation. If the prorations and credits made under this Section 8 or the Settlement Statement shall prove to be incorrect or incomplete for any reason, then either party shall be entitled to an adjustment to correct the same; provided, however, that any adjustment shall be made, if at all, on or before December 31, 2021, and if a party fails to request an adjustment to the Settlement Statement by a written notice delivered to the other party within the applicable period set forth above (such notice to specify in reasonable detail the items within the Settlement Statement that such party desires to adjust and the reasons for such adjustment), then the prorations and credits previously made shall be binding and conclusive against such party.
8.12.Attorneys’ Fees. Each of the parties will pay its own attorneys’ fees, except that a party defaulting under this Agreement or any of the Seller’s Closing Documents or Buyer’s Closing Documents (collectively, the “Closing Documents”), in the event either Buyer or Seller brings any suit or other proceeding with respect to the subject matter or the enforcement of this Agreement or the Closing Documents, the prevailing party (as determined by the court, agency, arbitrator or other authority before which such suit or proceeding is commenced), in addition to such other relief as may be awarded, shall be entitled to recover reasonable attorneys’ fees, expenses and costs of investigation actually incurred. The foregoing includes attorneys’ fees, expenses and costs of investigation (including those incurred in appellate proceedings), costs incurred in establishing the right to indemnification, or in any action or participation in, or in connection with, any case or proceeding under Chapter 7, 11 or 13 of the Bankruptcy Code (11 United

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States Code Sections 101 et seq.), or any successor statutes. The provisions of this Section shall survive the Closing or any termination of this Agreement.
The obligations under this Section 8 shall survive the Closing for the periods noted above.
9.Title Examination. Title Examination will be conducted as follows:
9.1.Title Evidence. As soon as reasonably possible, but in any event within the timeframes set forth below, Seller shall, at its expense, furnish the following (collectively, the “Title Evidence”) to Buyer:
9.1.1.Within ten (10) days of the Effective Date, a current commitment for the most current ALTA Owner’s Policy of Title Insurance, issued by the Title Company, together with legible copies of all documents referenced therein, in the amount of the Purchase Price (the “Title Commitment”).
9.1.2.Within twenty (20) days of the Effective Date, a current ALTA/NSPS Land Title Survey certified to Buyer and the Title Company, and be in a form sufficient to permit deletion of the survey exception from Buyer’s Owner’s Policy of Title Insurance and Buyer’s lender’s policy (the “Survey”).
9.2.Buyer’s Objections. Prior to the expiration of the Inspection Period, Buyer may make written objections (“Objections”) thereto. In the event the Title Evidence is not timely delivered, Buyer shall receive a day for day extension to the Inspection Period, with respect to the rights set forth under this Section 9.2 only, for each day the Title Evidence is delivered beyond the deadline set forth in Sections 9.1.1 and 9.1.2 above. Buyer shall also have the right to object to the Title Commitment from time to time after such period if, by subsequent endorsement, the Title Commitment is amended; provided, however, the amended Objections shall be delivered to Seller prior to the Closing Date and shall be limited to new matters not already disclosed in the previously provided Title Commitment. Buyer’s failure to make Objections within such time periods will constitute a waiver of Objections. Any matter shown on such Title Evidence and not objected to by Buyer shall be a “Permitted Encumbrance” hereunder. Notwithstanding the foregoing, Buyer shall not be obligated to object to monetary liens or encumbrances which may be removed by the payment of money at Closing. Within five (5) business days following Seller’s receipt of the Objections, Seller shall notify Buyer in writing whether it intends to cure any of the Objections. Seller shall be allowed not less than thirty (30) days after receipt of the Objections to cure the Objections (the “Seller Cure Period”), during which period the Closing Date will be postponed, if necessary. Seller may, but shall have no obligation, to cure any Objections. In the event Seller determines at any time that it is unable or unwilling to cure an Objection, Seller shall give written notice to Buyer and Buyer may, at its option, terminate this Agreement upon written notice delivered

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to Seller but only if given within five (5) days following Buyer’s receipt of Seller’s notice or the Closing Date, whichever is earlier, and upon so doing the Earnest Money and all accrued interest thereon shall be immediately returned to Buyer. To the extent an Objection can be satisfied by the payment of money, Buyer shall have the right to apply a portion of the cash payable to Seller at the Closing to satisfaction of such Objection, and the amount so applied shall reduce the amount of cash payable to Seller at the Closing. If the Objections are not cured within the Seller Cure Period, Buyer will have the option to be exercised by delivering written notice to Seller within five (5) days of the expiration of the Seller Cure Period to terminate this Agreement by giving written notice thereof to Seller, and upon so doing the Earnest Money, and the interest accrued and unpaid on the Earnest Money, if any, shall be immediately returned to Buyer. If such notice is not timely delivered, Buyer shall be deemed to have waived the uncured Objections and shall perform this Agreement according to its terms.
10.Operation Prior to Closing. During the period from the Effective Date to the Closing Date (the “Executory Period”), Seller shall operate and maintain the Property in the ordinary course of business in accordance with prudent, reasonable business standards, including the maintenance of adequate liability insurance and insurance against loss by fire, windstorm and other hazards, casualties and contingencies, including vandalism and malicious mischief. Seller shall comply with all of Seller’s duties and obligations as set forth in all the Leases or other occupancy agreements in effect at the Property. Notwithstanding the foregoing, during the Executory Period, Seller shall not enter into any new Leases, amendments or renewals of Leases for any period of time post-Closing without the prior consent of Buyer, which consent shall not be unreasonably withheld, conditioned or delayed prior to the expiration of the Inspection Period but can be withheld in Buyer’s sole discretion from and after the expiration of the Inspection Period. Other than the new Leases, Seller shall execute no other contracts or agreements regarding the Property, nor enter into any amendment or modifications to the Contracts, during the Executory Period that are not terminable on or before the Closing Date, and Seller shall not enter into any contracts, leases, or other agreements with parties related to Seller during the Executory Period. Seller shall not create, cause or permit the creation of any lien or encumbrance to attach to the Property between the Effective Date and the Closing Date unless Seller obtains a release thereof before the Closing Date or unless such lien is consented to in advance by Buyer. Seller shall cause to be paid, satisfied and released any monetary lien or encumbrance attached to the Property on or before the Closing Date. At least five (5), but not more than ten (10) days prior to the Closing, Buyer may schedule a walk-through for Buyer to confirm that the requirements of this Section have been satisfied and to provide Buyer with information about the operation of the Property.
11.Representations and Warranties by Seller; AS IS. Seller represents and warrants to Buyer as follows:

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11.1.Title. Seller holds good and marketable title to the Property in fee simple absolute, and as of the Closing Date, subject to no liens, easements, restrictions or other encumbrances other than the Permitted Encumbrances, the Leases and Contracts.
11.2.Existence; Authority. Seller is duly organized, qualified and in good standing, and has the requisite power and authority to enter into and perform this Agreement and Seller’s Closing Documents; such documents have been duly authorized by all necessary action; such documents are valid and binding obligations of Seller, and are enforceable in accordance with their terms.
11.3.Leases. The information regarding the Leases contained in the attached Rent Roll is correct and complete as of the Effective Date, and as amended and updated on the Closing Date. Other than the Leases, there are no other leases or possessory rights of others regarding the Real Property. To the Seller’s actual knowledge, there has been no claim against or default by Seller which remains uncured under any of the Leases and no tenant is in default beyond any applicable cure period.
11.4.Operations. Seller has received no notice of actual or threatened cancellation or suspension of any utility services or certificate of occupancy for any portion of the Real Property. Seller has received no notice of actual or threatened special assessments or reassessments of the Real Property. The Property is, and to Seller’s actual knowledge has been, used in compliance with all governmental permits and all applicable governmental requirements. All necessary permits have been obtained and are in full force and effect and no default exists thereunder.
11.5.Rights of Others to Purchase Property. Seller has no actual knowledge of any other contracts for the sale of the Property, rights of first refusal or options to purchase the Property.
11.6.Seller’s Defaults. To Seller’s actual knowledge, Seller is not in material default concerning any of its obligations or liabilities regarding the Property.
11.7.FIRPTA. Seller is not a “foreign person”, “foreign partnership”, “foreign trust” or “foreign estate”, as those terms are defined in Section 1445 of the Internal Revenue Code.
11.8.Proceedings. There is no action, litigation, investigation, condemnation or proceeding of any kind pending or, to Seller’s actual knowledge, currently threatened by third parties against Seller or any portion of the Property. There are no condemnation or eminent domain proceedings pending or to Seller’s actual knowledge currently threatened with respect to the Real Property.
11.9.Wells and Individual Sewage Treatment Systems. The Seller certifies and warrants that the Seller does not know of any “Wells” on the described Property

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within the meaning of Minn. Stat. § 103I or “Individual Sewage Treatment Systems” on the described Property within the meaning of Minn. Stat. § 115.55. This representation is intended to satisfy the requirements of those statutes.
11.10.Methamphetamines. To Seller’s actual knowledge, no methamphetamine production has occurred on the Property.
11.11.No Environmental Violations. To Seller’s actual knowledge, Seller has not received any written notice of any violation of any applicable environmental law or regulation that remains uncured. To Seller’s actual knowledge, the Real Property does not contain any toxic material, hazardous substances or hazardous waste on violation of any applicable environmental laws.
11.12.No Conflict or Lien. To Seller’s actual knowledge, neither the execution or delivery of this Agreement nor the consummation of the transaction as contemplated herein will conflict with or result in a breach of any contract, license or undertaking to which Seller is a party or by which any of its property is bound, or constitute a default thereunder or, except as contemplated herein, result in the creation of any lien or encumbrance upon the Property.
The qualification “to Seller’s knowledge” or “to Seller’s actual knowledge” herein means the actual (as opposed to constructive) knowledge, without duty of investigation or inquiry whatsoever, of John D. McCain and Charles N. McCain. Seller represents that the foregoing individual is in the best position to have the requisite knowledge to represent as to the information and matters contained in this Agreement. John D. McCain and Charles N. McCain shall not have any personal liability whatsoever for the representations and warranties made herein or for any other matters relating to this Agreement. Seller will indemnify Buyer, its successors and assigns, against, and will hold Buyer, its successors and assigns, harmless from, any expenses or damages, including reasonable attorneys’ fees, that Buyer incurs due to the material breach of any of the above representations and warranties, whether such breach is discovered before or after Closing. Consummation of this Agreement by Buyer with knowledge of any such breach by Seller will not constitute a waiver or release by Buyer of any claims due to such breach. This paragraph will survive Closing for a period of twelve (12) months.
Buyer will have examined and investigated to Buyer’s full satisfaction the physical condition of the Property and Seller’s records and documents, and Buyer has not relied on and will not rely on, and Seller is not liable for or bound by, any express or implied warranties, guarantees, statements, representations or information concerning the Property or relating thereto made or furnished by Seller, any property manager, broker, or other agent representing or purporting to represent Seller unless specifically set forth in this Agreement. Except as expressly contained in this Agreement, Buyer specifically acknowledges that no representations have been made with respect to any economic projections or market studies concerning the Property, any development rights, taxes, bonds, covenants, conditions and restrictions affecting the Property, the tenants of the Property or the leases affecting the Property, water or water rights, topography, drainage,

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soil or subsoil of the Real Property, the utilities servicing the Real Property, access to the Real Property or any zoning, or building laws, rules and regulations affecting the Property. Except as expressly contained in this Agreement, Buyer shall accept the Property “AS IS” and “WHERE IS” at Closing.
12.Representations and Warranties by Buyer. Buyer represents and warrants to Seller as follows:
12.1.Existence; Authority. Buyer is duly organized, qualified and in good standing, and subject to necessary approvals, has the requisite power and authority to enter into and perform this Agreement and Buyer’s Closing Documents; such documents have been duly authorized by all necessary action; such documents are valid and binding obligations of Buyer, and are enforceable in accordance with their terms.
12.2.Proceedings. To the best of Buyer’s knowledge, there is no action, litigation, investigation, condemnation or proceeding of any kind pending or threatened against Buyer that would prohibit or make more costly or difficult for Seller the acquisition of the Property by Buyer.
12.3.No Conflict or Lien. Neither the execution or delivery of this Agreement nor the consummation of the transaction as contemplated herein will conflict with or result in a breach of any contract, license or undertaking to which Buyer is a party or by which any of its property is bound, or constitute a default thereunder.
12.4.Anti-Bribery, Anti-Money Laundering and Anti-Terrorism Laws. Neither Buyer nor, to Buyer’s knowledge, its affiliates, officers, directors, partners or members, is in violation of, has been charged with or is under indictment for the violation of, or has pled guilty to or been found guilty of the violation of, any laws relating to anti-corruption, anti-bribery, terrorism, money laundering, drug-trafficking or the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Action of 2001, Public Law 107-56, as amended, and Executive Order No. 13224 (Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism) (the “Executive Order”).
12.5.Prohibited Buyer. None of Buyer or, to Buyer’s knowledge, its affiliates, is acting, directly or indirectly, on behalf of terrorists, terrorist organizations or narcotics traffickers, including those persons or entities that appear on the Annex to the Executive Order, or are included on any relevant lists maintained by the Office of Foreign Assets Control of U.S. Department of Treasury, U.S. Department of State, or other U.S. government agencies, all as may be amended from time to time (collectively, the “Government List”).
12.6.Government List. Neither Buyer, nor any person controlling or controlled by Buyer, is a country, territory, individual or entity named on a Government List,

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and the monies used in connection with this Agreement and amounts committed with respect thereto, were not and are not derived from any activities that contravene any of the Anti-Bribery, Anti-Money Laundering and Anti-Terrorism Laws or any other applicable anti-money laundering or anti-bribery Laws and regulations (including funds being derived from any person, entity, country or territory on a Government List or engaged in any unlawful activity defined under Title 18 of the United States Code, Section 1956(c)(7)).
12.7.Violation of Laws. Buyer is not engaging in the transactions contemplated hereunder, directly or indirectly, in violation of any laws relating to drug trafficking, money laundering or predicate crimes to money laundering or drug trafficking. None of the funds of Buyer have been or will be derived from any unlawful activity with the result that the investment of direct or indirect equity owners in Buyer is prohibited by laws or that the transactions contemplated hereunder or this Agreement is or will be in violation of laws.
Buyer will indemnify Seller, its successors and assigns, against, and will hold Seller, its successors and assigns, harmless from, any expenses or damages, including reasonable attorneys’ fees, that Seller incurs because of the breach of any of the above representations and warranties. Consummation of this Agreement by Seller with knowledge of any such breach by Buyer will not constitute a waiver or release by Seller of any claims due to such breach. This paragraph shall survive the Closing.
13.Casualty; Condemnation. If, prior to the Closing Date, all or any part of the Property is substantially damaged by fire, casualty, the elements or any other cause, Seller shall immediately give notice to Buyer, and Buyer shall have the right to terminate this Agreement and receive back all Earnest Money, including interest accrued thereon, by giving written notice within thirty (30) days after Seller’s notice. If Buyer shall fail to give the notice, then the parties shall proceed to Closing, and Seller shall assign to Buyer all rights to insurance proceeds resulting from such event and the Purchase Price will be reduced by the amount of Seller’s deductible and any uninsured loss. For purposes of this Section, the words “substantially damaged” mean damage to any one of the buildings included in the Property that would either (i) constitute an uninsured loss in excess of $250,000.00, or (ii) cost (as so determined) in excess of $500,000.00 or more to repair. In the event of damage to the Property by fire, casualty, the elements or other cause that does not rise to the level of “substantially damaged” based on the definition above, Seller will either repair such damage or assign to Buyer all rights to insurance proceeds resulting from such event. In the event of any casualty, Seller agrees to consult with Buyer and cooperate with reasonable requests of Buyer to complete repairs in a way that is consistent with any renovation plans that may be contemplated by Buyer.
If, prior to the Closing Date, any governmental entity commences any eminent domain proceedings (“Proceedings”) against all or any part of the Property, Seller shall immediately give notice to Buyer of such fact, and, if such Proceedings are material, then Buyer shall have the option (to be exercised by written notice to Seller within thirty (30)

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days after Seller’s notice), to terminate this Agreement, in which event Title Company shall return the Earnest Money, including interest accrued thereon, to Buyer. Upon such return, neither Seller nor Buyer shall have any further rights or obligations under this Agreement, except for those covenants that expressly survive. If Buyer does not give such notice, or if such Proceedings are not material, then there shall be no reduction in the Purchase Price, and Seller shall assign to Buyer at the Closing Date all of Seller’s right, title, and interest in and to any award made or to be made in the Proceedings. Prior to the Closing Date, Seller shall not designate counsel, appear in, or otherwise act with respect to the Proceedings without Buyer’s prior written consent. For purposes of this Section, the words “Proceedings are material” shall mean the taking includes: (i) any part of any building included in the Property, or (ii) parking that cannot be replaced on the remaining portions of the applicable Real Property.
14.Broker’s Commission. Except for CBRE, who represents the Seller, and AREA Corporate Real Estate Advisors, who represents the Buyer (collectively, the “Brokers”), each of Seller and Buyer represents and warrants to the other party that it has not employed, retained, or otherwise utilized any other broker or finder in connection with any of the transactions contemplated by this Agreement and no broker or person is entitled to any commission or finder’s fees in connection with any of these transactions. Seller and Buyer shall each be responsible for paying its respective Brokers’ commission pursuant to separate agreements. Seller and Buyer shall indemnify and hold harmless one another against any breach of the foregoing representations and warranties, and against any loss, liability, damage, cost, claim, or expense incurred by reason of any brokerage commission or finder’s fee alleged to be payable because of any act, omission, or statement of the indemnifying party.
15.Assignment. Buyer shall not assign this Agreement without the prior written consent of Seller, which consent Seller shall not unreasonably withhold, condition or delay; provided that an assignment to one or more entities controlling, controlled by, or under common control with Buyer, shall not require Seller’s consent. Notwithstanding anything in this Section 15 to the contrary, simultaneously with any assignment of this Agreement by the Buyer, both Buyer and the assignee shall enter into a written assignment and assumption agreement pursuant to which the assignee agrees to accept all the duties, liabilities, and obligations of Buyer arising under this Agreement. Buyer shall provide Seller with prompt notice of such assignment.
16.Notices. Any notice required or permitted hereunder shall be given by personal delivery upon an authorized representative of a party hereto; or if mailed in a sealed wrapper by United States registered or certified mail, return receipt requested, postage prepaid; or if transmitted by electronic mail (E-mail) with a copy to follow by regular mail; or if deposited cost paid with a nationally recognized, reputable overnight courier, properly addressed as follows:

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If to Buyer:	Air T, Inc. 5000 W 36th Street, Suite 200 Minneapolis, MN 55416 Email: mjundt@airt.net Attn: Mark Jundt, General Counsel
With a copy to (but shall not constitute notice):	Winthrop & Weinstine, P.A. 225 South Sixth Street, Suite 3500 Minneapolis, MN 55402 Email: kjohnson@winthrop.com Attn: Katherine A. Johnson
If to Seller:	WLPC East, LLC 3440 Belt Line Boulevard St. Louis Park, MN 55416 Email: jdmccain@beltlineproperties.com and cnmccain@beltlineproperties.com Attn: John D. McCain and Charles N. McCain
With a copy to (but shall not constitute notice):	Ballard Spahr LLP 2000 IDS Center 80 S. 8th Street Minneapolis, MN 55402 Phone: 612-371-3529 E-Mail: krenzl@ballardspahr.com Attn: Laura L. Krenz
Notices shall be deemed effective on the earlier of the date of receipt or the date of deposit, as aforesaid; provided, however, that if notice is given by deposit, the time for response to any notice by the other party shall commence to run one business day after any such deposit. Any party may change its address for the service of notice by giving notice of such change ten (10) days prior to the effective date of such change.
17.Miscellaneous. The paragraph headings or captions appearing in this Agreement are for convenience only, are not a part of this Agreement, and are not to be considered in interpreting this Agreement. This written Agreement constitutes the complete agreement between the parties and supersedes any prior oral or written agreements between the parties regarding the Property. There are no verbal agreements that change this Agreement, and no waiver of modification of any of its terms will be effective unless in a writing executed by the parties. This Agreement binds and benefits the parties and their successors and assigns. This Agreement has been made under the laws of the State of Minnesota and such laws will control its interpretation. This Agreement may be executed in multiple counterparts, all of which shall be construed as the same document. Upon the successful Closing or any termination of this Agreement, neither Party shall have any further obligation or liability hereunder, except for such obligations or liabilities that expressly survive the Closing or termination of this Agreement. If any provision of this Agreement is held to be unenforceable or void, such provision shall be deemed to be severable and shall in no way affect the validity of the remaining terms of this

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Agreement. In the event that any date on which performance is to occur falls on a Saturday, Sunday, national holiday or a holiday recognized by the State of Minnesota, then the time for such performance shall be extended until the next business day
18.Remedies. If either Buyer or Seller defaults under this Agreement, the other party shall have the following rights:
18.1.Buyer Default. If Buyer is in default under this Agreement for more than five (5) days for monetary defaults, and fifteen (15) days for non-monetary defaults, after receipt of written notice from Seller, or fails to consummate the transactions contemplated herein for any reason, except Seller’s default hereunder, then Seller may, as its sole and exclusive remedy, terminate this Agreement, and upon such termination Seller will retain the Earnest Money as liquidated damages, time being of the essence of this Agreement.
18.2.Seller Default. If Seller is in default under this Agreement for more than fifteen (15) days after receipt of written notice from Buyer, or fails to consummate the transactions contemplated herein for any reason, except Buyer’s default hereunder, then Buyer may, in addition to other remedies and rights available at law or in equity, either:
18.2.1.Terminate this Agreement, in which case Seller will provide a full refund of all Earnest Money, plus reimburse Buyer for its actual out of pocket costs related to this Agreement in an amount not to exceed $25,000;
18.2.2.Enforce specific performance of Seller’s obligations hereunder, and accept such title as Seller is able to transfer, subject to the provisions of this Agreement.  As a condition to Buyer being entitled to pursue the remedy of specific performance, Buyer must make its election of remedies under this Section within three (3) months after such right of action shall rise (“Buyer’s Election Period”).  If Buyer elects to enforce specific performance, then Buyer must both give written notice of such election (“Buyer’s Election Notice”) to Seller during Buyer’s Election Period and file a lawsuit for specific performance within such Buyer’s Election Period.  Buyer’s failure to give Buyer’s Election Notice and to file a lawsuit for specific performance within the applicable time periods set forth above shall constitute an irrevocable election by Buyer not to pursue its remedy of specific performance, in which event this Agreement shall terminate as contemplated in accordance with Section 18.2.1.
[Signature Page to Follow]

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Seller and Buyer have executed this Agreement as of the date in the introduction, to be date when the last party has signed below.
SELLER:

WLPC East, LLC

By: /s/ John D. McCain
Name: John D. McCain
Its: President

BUYER:

Air T, Inc.

By: /s/ Nicholas Swenson
Name: Nicholas Swenson
Its: Chief Executive Officer
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